AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT effective as of the 14th day of August, 2017, to the Fund Administration Servicing Agreement dated as of July 1, 2016, (the "Agreement"), is entered into by and between MANAGER DIRECTED PORTFOLIOS, a Delaware statutory trust (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Manager Directed Portfolios:

Exhibit E, the Vert Global Sustainable Real Estate Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGER DIRECTED PORTFOLIOS                                                                                    U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas J. Neilson By: /s/ Michael L. Ceccato

Name: Douglas J. Neilson Name: Michael L. Ceccato

Title: President                                                                                   Title:  Senior Vice President

 Exhibit E - Manager Directed Portfolios- Fund Administration Servicing Agreement
Fund Accounting, Fund Administration & Portfolio Compliance Services Fees
at August 2017

Name of Series
Vert Global Sustainable Real Estate Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule

Domestic Equity and Balanced Funds

Annual Fee Based Upon Average Net Assets per Fund*
___basis points on the first $___ million
___basis points on the next $___ million
___basis points on the balance
Minimum Annual Fee: $___per fund
Please note:  the minimum annual fee is $___for the first 2 years

▪	Additional fee of $___for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪	Additional fee of $___per manager/sub-advisor per fund
▪	Tax Free Transfer In-Kind Cost Basis Tracking* – $___ per sub-account per year

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
▪	$___– Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
▪	$___– CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$___– Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$___ – Bank Loans
▪	$___– Swaptions
▪	$___– Credit Default Swaps
▪	$___ per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the complex level)

▪	$___ per security on the First 100 Securities
▪	$___per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

▪	$___per Foreign Equity Security per Month
▪	$___per Domestic Equity Security per Month
▪	$___per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$___ per security per month for fund administrative data

Exhibit E (continiued) - Manager Directed Portfolios- Fund Administration Servicing
Agreement
Fund Accounting, Fund Administration & Portfolio Compliance Services Fees
at August 2017

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Exhibit E (continued) to the Manager Directed Portfolios Fund Administration &
Compliance Portfolio Services Supplemental Services Fee Schedule at August, 2017

.

Fund Administration & Compliance Portfolio Services
 Supplemental Services Fee Schedule

Daily Compliance Services

▪	Base fee – $___ per fund per year
▪	Setup – $___per fund group

Section 18 Compliance Testing

▪	$___set up fee per fund complex
▪	$___ per fund per month

Section 15(c) Reporting

▪	$___ per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
- Performance reporting package: Peer Comparison Report

Equity & Fixed Income Attribution Reporting

▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal

▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee per Trust
▪	0 – 10 users – $___
▪	10 – 20 users – $___
▪	20 – 30 users – $___
▪	30 – 40 users – $___

Additional Legal Administration Services

▪	Subsequent new fund launch – $___ per project
▪	Subsequent new share class launch – $___per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Advisor's Signature below acknowledges approval of the Fund Administration fee schedules on this Exhibit E.

Vert Asset Management LLC

By: /s/ Samuel C. Adams

Printed Name and Title:        Samuel C. Adams, CEO      Date:        09-05-2017